Exhibit 2.2
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

REGENT COMMUNICATIONS, INC.,	Case No. 10-10632 (KG)
et al.,[1]
Jointly Administered
Debtors.
Related Document No. 127
FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER
CONFIRMING THE FIRST AMENDED JOINT PLAN OF REORGANIZATION
OF REGENT COMMUNICATIONS, INC. AND ITS DEBTOR AFFILIATES
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
     WHEREAS, on March 1, 2010 (the “Petition Date”), the above-captioned debtors and debtors-in-possession (collectively, the “Debtors”) commenced their chapter 11 bankruptcy cases in this United States Bankruptcy Court for the District of Delaware (the “Court”) and filed their (i) Joint Plan of Reorganization of Regent Communications, Inc. and its Debtor Affiliates

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Regent Communications, Inc., a Delaware corporation (2857); B & G Broadcasting, Inc., a Delaware corporation (9111); Livingston County Broadcasters, Inc., an Illinois corporation (2024); Regent Broadcasting, LLC, a Delaware limited liability company (1632); Regent Broadcasting Management, LLC, a Delaware limited liability company (5451); Regent Broadcasting of Albany, Inc., a Delaware corporation (7566); Regent Broadcasting of Bloomington, Inc., a Delaware corporation (2658); Regent Broadcasting of Buffalo, Inc., a Delaware corporation (7815); Regent Broadcasting of Chico, Inc., a Delaware corporation (1263); Regent Broadcasting of Duluth, Inc., a Delaware corporation (9495); Regent Broadcasting of El Paso, Inc., a Delaware corporation (1469); Regent Broadcasting of Erie, Inc., a Delaware corporation (8859); Regent Broadcasting of Evansville/Owensboro, Inc., a Delaware corporation (9510); Regent Broadcasting of Flagstaff, Inc., a Delaware corporation (3259); Regent Broadcasting of Flint, Inc., a Delaware corporation (6474); Regent Broadcasting of Ft. Collins, Inc., a Delaware corporation (9503); Regent Broadcasting of Grand Rapids, Inc., a Delaware corporation (6790); Regent Broadcasting of Kingman, Inc., a Delaware corporation (3260); Regent Broadcasting of Lafayette, LLC, a Delaware limited liability company (5450); Regent Broadcasting of Lake Tahoe, Inc., a Delaware corporation (1261); Regent Broadcasting of Lancaster, Inc., a Delaware corporation (9505); Regent Broadcasting of Lexington, Inc., a Delaware corporation (0854); Regent Broadcasting of Mansfield, Inc., a Delaware corporation (6796); Regent Broadcasting Midwest, LLC, a Delaware limited liability company (5369); Regent Broadcasting of Palmdale, Inc., a Delaware corporation (5821); Regent Broadcasting of Peoria, Inc., a Delaware corporation (9348); Regent Broadcasting of Redding, Inc., a Delaware corporation (1262); Regent Broadcasting of San Diego, Inc., a Delaware corporation (3044); Regent Broadcasting of South Carolina, Inc., a Delaware corporation (3151); Regent Broadcasting of St. Cloud, Inc., a Delaware corporation (9265); Regent Broadcasting of St. Cloud II, Inc., a Minnesota corporation (6304); Regent Broadcasting of Utica/Rome, Inc., a Delaware corporation (1480); Regent Broadcasting of Watertown, Inc., a Delaware corporation (1476); Regent Broadcasting West Coast, LLC, a California limited liability company (8962); Regent Licensee of Chico, Inc., a Delaware corporation (1681); Regent Licensee of Erie, Inc., a Delaware corporation (8861); Regent Licensee of Flagstaff, Inc., a Delaware corporation (1677); Regent Licensee of Kingman, Inc., a Delaware corporation (9969); Regent Licensee of Lake Tahoe, Inc., a Delaware corporation (2685); Regent Licensee of Lexington, Inc., a Delaware corporation (5710); Regent Licensee of Mansfield, Inc., a Delaware corporation (8147); Regent Licensee of Palmdale, Inc., a Delaware corporation (1678); Regent Licensee of Redding, Inc., a Delaware corporation (1679); Regent Licensee of San Diego, Inc., a Delaware corporation (3036); Regent Licensee of South Carolina, Inc., a Delaware corporation (3136); Regent Licensee of St. Cloud, Inc., a Delaware corporation (9266); Regent Licensee of Utica/Rome, Inc., a Delaware corporation (1482); Regent Licensee of Watertown, Inc., a Delaware corporation (1477). The mailing address for Regent Communications Inc. is Regent Broadcasting Management, LLC, 100 E. RiverCenter Blvd., 9th Floor, Covington, KY 41011.

Under Chapter 11 of the Bankruptcy Code [Docket No. 35] (as amended by Docket No. 127, the “Plan”)2 and (ii) Disclosure Statement for the Joint Plan of Reorganization for Regent Communications Corporation, et al. [Docket No. 36] (as amended by Docket No. 128, the “Disclosure Statement”).
     WHEREAS, on March 2, 2010, the Debtors filed their (i) Notice of Disclosure Statement Hearing [Docket No. 39] (the “Disclosure Statement Hearing Notice”) and (ii) Notice of (A) Plan Confirmation Hearing, (B) Objection and Voting Deadlines and (C) Solicitation and Voting Procedures [Docket No. 40] (the “Confirmation Hearing Notice”).
     WHEREAS, on March 2, 2010, the Court entered its Order (I) Scheduling a Hearing to Consider Approval of the Debtors’ Disclosure Statement, (II) Scheduling a Hearing for Confirmation of the Debtors’ Plan of Reorganization, (III) Fixing Certain Dates Related Thereto and (IV) Approving the Manner and Forms of Notice Thereto [Docket No. 52] (the “Scheduling Order”).
     WHEREAS, on or before March 4, 2010, the Debtors’ Balloting Agent (defined below) transmitted, among other things, the Plan, Disclosure Statement, Disclosure Statement Hearing Notice, Confirmation Hearing Notice and Scheduling Order, as attested to in the Affidavits of Service of Carolos I. Lara on file with the Court [Docket Nos. 65 and 66] (the “Lara Affidavits of Service”) and the Affidavit of Service of Isidro N. Panizales on file with the Court [Docket No. 73] (the “Panizales Affidavit of Service”).
     WHEREAS, on March 10, 2010, the Debtors published the Confirmation Hearing Notice and the Disclosure Statement Hearing Notice in The Wall Street Journal, as attested to in the

Affidavit of Publication of Erin Ostenson on file with the Court [Docket No. 84] (the “Ostenson Affidavit of Publication”).
     WHEREAS, on March 11, 2010, the Debtors published the Confirmation Hearing Notice and the Disclosure Statement Hearing Notice in USA Today, as attested to in the Affidavit of Publication of Antoinette Chase on file with the Court [Docket No. 85] (the “Chase Affidavit of Publication,” and, together with the Ostenson Affidavit of Publication, the “Affidavits of Publication”).
     WHEREAS, on March 22, 2010, a hearing on the Disclosure Statement was held before this Court (the “Disclosure Statement Hearing”).
     WHEREAS, on March 22, 2010, the Court entered its Order (A) Approving the Disclosure Statement, (B) Approving Procedures for Soliciting, Receiving and Tabulating Votes on the Plan and for Filing Objections to the Plan, (C) Approving the Manner and Forms of Notice and Other Related Documents and (D) Deeming Holders of Equity Interest to Have Rejected the Plan and Finding That the Debtors are not Required to Solicit Such Holders [Docket No. 124] (the “Disclosure Statement Order”).
     WHEREAS, on or before March 24, 2010, the Debtors’ Balloting Agent transmitted the Solicitation Packages and Disclosure Statement Order to the persons entitled to such documents under the Disclosure Statement Order, as attested to in the Affidavit of Service of Jonathan D. Carameros on file with the Court [Docket No. 190] (the “Carameros Affidavit of Service”).

[2]	Capitalized terms used herein and not otherwise defined have the meanings set forth in the Plan, and if not defined in the Plan then as defined in the Disclosure Statement. If there is any conflict between the terms of the Plan or Disclosure Statement and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

     WHEREAS, on or before March 28, 2010, the Debtors’ filed their Notice of Filing of Plan Supplement to Plan of Reorganization, together with certain schedules and exhibits to the Plan [Docket No. 183] (as amended from time to time, the “Plan Supplement”).
     WHEREAS, on or before March 29, 2010, the Debtors’ Balloting Agent transmitted the Plan Supplement, as attested to in the Affidavit of Service of Carlos L. Lara on file with the Court [Docket No. 185] (the “Plan Supplement Affidavit of Service,” and, together with the Lara Affidavits of Service, the Panizales Affidavit of Service and the Carameros Affidavit of Service, the “Affidavits of Service”).
     WHEREAS, on April 6, 2010, the Debtors filed the Certification of Christopher R. Schepper With Respect to the Tabulation of Votes on the Debtors’ First Amended Joint Plan of Reorganization of Regent Communications, Inc. and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 197] (the “Vote Certification”), attesting to the results of the tabulation of all Ballots received by the Balloting Agent on or before the Voting Deadline (April 2, 2010) from Holders of Claims and Equity Interests.
     WHEREAS, a hearing to consider confirmation of the Plan was held on April 9, 2010 before this Court (the “Confirmation Hearing”).
     NOW, THEREFORE, based upon this Court’s review of the Plan, the briefs, affidavits and declarations submitted in support of confirmation of the Plan, including, without limitation, (i) the Declaration of Anthony A. Vasconcellos in Support of Confirmation of the First Amended Joint Plan of Reorganization (the “Vasconcellos Declaration”) and (ii) Declaration of William K. Lisecky in Support of Confirmation of the First Amended Joint Plan of Reorganization (the “Lisecky Declaration,” and, together with the Vasconcellos Declaration, the “Confirmation Declarations”), and upon all of the evidence proffered or adduced at, and arguments of counsel made at the Disclosure Statement Hearing and the Confirmation Hearing, and upon the entire record of these Chapter 11 Cases, and after due deliberation thereon, THE COURT HEREBY FINDS AND CONCLUDES THAT:
I.	Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157(b)(2), 1334(a))
     A. The Court has jurisdiction over the Chapter 11 Cases pursuant to sections 157 and 1334 of title 28 of the United States Code. Venue is proper pursuant to sections 1408 and 1409 of title 28 of the United States Code. Confirmation of the Plan is a core proceeding pursuant to section 157(b)(2)(L) of title 28 of the United States Code, and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.
II.	Eligibility for Relief
     B. The Debtors were and are Entities eligible for relief under section 109 of the Bankruptcy Code.
III.	Commencement and Joint Administration of the Chapter 11 Cases
     C. On the Petition Date, each of the above-captioned Debtors commenced a case under chapter 11 of the Bankruptcy Code. By prior order of the Bankruptcy Court, the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015 [Docket No. 38]. The Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No official statutory committee, trustee or examiner has been appointed in the Chapter 11 Cases.
IV.	Judicial Notice
     D. The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court, including, without limitation, all pleadings and other documents filed and orders entered thereon. The Court also takes judicial notice of all evidence proffered or adduced and all arguments made at the hearings held before the Court during the pendency of these Chapter 11 Cases.
V.	Burden of Proof
     E. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation of the Plan. Further, the Debtors have proven the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence.
VI.	Transmittal and Mailing of Materials; Notice
     F. As evidenced by the Affidavits of Service, due, adequate and sufficient notice of the Disclosure Statement, Plan, Plan Supplement and Confirmation Hearing, together with all deadlines for objecting to and voting to accept or reject the Plan, has been given in substantial compliance with the Court’s orders and all applicable Bankruptcy Rules, and no other or further notice is or shall be required. Adequate and sufficient notice of the Confirmation Hearing and other dates and hearings described in the Scheduling Order and Disclosure Statement Order was provided in compliance with the Bankruptcy Rules, Scheduling Order and Disclosure Statement Order, and no other or further notice is or shall be required.
     G. The Debtors published the Confirmation Hearing Notice in both The Wall Street Journal and USA Today, in substantial compliance with the Scheduling Order and Bankruptcy Rule 2002(l), as evidenced by the Affidavits of Publication.
VII.	Solicitation
     H. Votes for acceptance and rejection of the Plan were solicited in good faith and in compliance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and

3018, the Disclosure Statement Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws, and regulations. Specifically, the Confirmation Hearing Notice, Disclosure Statement, Plan, Ballots, Disclosure Statement Order and the other materials constituting the Solicitation Package, approved by the Bankruptcy Court in the Disclosure Statement Order, were transmitted to and served on all Holders of Claims in the Voting Class, and the Solicitation Packages (not including Ballots) were also provided to the key parties in interest in the Chapter 11 Cases, in compliance with section 1125 of the Bankruptcy Code, the Bankruptcy Rules and paragraph eight of the Disclosure Statement Order. Such transmittal and service were adequate and sufficient, and no further notice is or shall be required. In addition, Holders of Claims and Interests in the Unimpaired Classes, as well as Holders of Claims and Interests in Classes 4 and 6, were provided with certain non-voting materials approved by the Bankruptcy Court as part of the Scheduling Order (collectively, the “Notices of Non-Voting Status”). All procedures used to distribute the Solicitation Packages and other notices and documents described in the Disclosure Statement Order and Scheduling Order were fair and conducted in accordance with the Bankruptcy Code, the Bankruptcy Rules and all other applicable rules, laws, and regulations.
VIII.	Vote Certification
     I. Before the Confirmation Hearing, the Debtors filed the Vote Certification. All procedures used to tabulate the Ballots were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules and all other applicable rules, laws and regulations.
     J. As evidenced by the Vote Certification, Class 2 (First Lien Debt Claims) voted as follows: 33 claims in the amount of $201,050,998.45 voted to accept the Plan, and 0 claims in the amount of $0 voted to reject the Plan. Accordingly, 100% of the voting Class 2 creditors voted to accept the Plan, and those creditors held 100% of the total dollar amount of such claims. Therefore, Class 2 voted to accept the Plan.
IX.	Bankruptcy Rule 3016
     K. The Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement with the clerk of the Bankruptcy Court satisfied Bankruptcy Rule 3016(b).
X.	Adequate Assurance
     L. The Debtors have cured, or provided adequate assurance that the Reorganized Debtors will cure, defaults (if any) under or relating to each of the contracts and leases that are being assumed by the Debtors pursuant to the Plan. The Debtors also have provided adequate assurance of the Reorganized Debtors’ future performance under such contracts and leases.
XI.	Valuation
     M. The Debtors’ Valuation Analysis attached as Exhibit H to the Disclosure Statement and the estimated enterprise value, as described therein, is reasonable, proposed in good faith, and supported by the Confirmation Declarations and the evidence presented at the Confirmation Hearing.
XII.	Section 1129(a)(1)—Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.
          (i) Section 1122 and 1123(a)(1)—Proper Classification.
     N. The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests into six Classes, based on differences in the legal nature or priority of such Claims and Interests (other than

Administrative Claims, Priority Tax Claims, Other Priority Claims and Intercompany Claims, which are addressed in Article II of the Plan and which have not been classified in accordance with section 1123(a)(1) of the Bankruptcy Code). Valid business, factual and legal reasons exist for the separate classification of the various Classes of Claims and Interests created under the Plan, the classifications were not done for any improper purpose, and the creation of such Classes does not unfairly discriminate between or among Holders of Claims or Interests.
As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.
(i)	Section 1123(a)(2)—Specification of Unimpaired Classes.
     O. Article III of the Plan specifies that Claims in Classes 1, 3 and 5 are Unimpaired under the Plan. As a result thereof, the requirements of section 1123(a)(2) of the Bankruptcy Code have been satisfied.
(i)	Section 1123(a)(3)—Specification of Treatment of Impaired Classes.
     P. Article III of the Plan specifies the treatment of each Impaired Class under the Plan, including Classes 2, 4 and 6. As a result thereof, the requirements of section 1123(a)(3) of the Bankruptcy Code have been satisfied.
(i)	Section 1123(a)(4)—No Discrimination.
     Q. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan uniformly provides for the same treatment of each Claim or Interest in a particular Class, as the case may be, unless the Holder of a particular Claim or Interest has agreed (or elected not to object) to a less favorable treatment with respect to such Claim or Interest. As a result thereof, the requirements of section 1123(a)(4) of the Bankruptcy Code have been satisfied.

(i)	Section 1123(a)(5)—Implementation of the Plan.
     R. Pursuant to section 1123(a)(5) of the Bankruptcy Code, Article V and various other provisions of the Plan specifically provide in detail adequate and proper means for the Plan’s implementation, including, without limitation: (a) the authorization for the Reorganized Debtors’ entry into the New Term Loan, the New PIK Loan and the incurrence of the Permitted Indebtedness and the execution of documents related to the New Term Loan, the New PIK Loan or the Permitted Indebtedness; (b) sources of Cash for Plan distributions and transfers of funds among the Debtors; (c) the authorization and issuance or distribution of the New Common Stock and the beneficial interests in the FCC Trust and the execution of related documents; (d) the authorization for the Reorganized Debtors’ entry into the Warrant Agreement and the execution of related documents and the issuance or distribution of the Special Warrants; (e) the selection of the initial directors and officers of the Reorganized Debtors, to the extent known and determined; (f) the continuation of the corporate existence of the Debtors and the vesting of assets in the Reorganized Debtors; (g) the authorization of the New By-Laws and authorization and filing of the New Certificates of Incorporation; (h) authorization and entry into the FCC Trust Agreement and the appointment of the FCC Trustees in connection therewith; (i) the retention of all Intercompany Interests and all legal, equitable and contractual rights with respect thereto; (j) the cancellation of any Claim or Interest not reinstated pursuant to the Plan in accordance with the terms of the Plan; (k) authorization to honor certain employee and retiree benefits; and (l) authorization and entry into the Stockholders Agreement and Registration Rights Agreement. As a result thereof, the requirements of section 1123(a)(5) of the Bankruptcy Code have been satisfied.
(i)	Section 1123(a)(6)—Voting Power of Equity Securities.
     S. Every Reorganized Debtor that will be formed as a corporation will include language in its charter and bylaws that prohibits the issuance of non-voting equity securities to the extent prohibited by section 1123(a)(6) of the Bankruptcy Code. As a result thereof, the requirements of section 1123(a)(6) of the Bankruptcy Code have been satisfied.
(i)	Section 1123(a)(7)—Selection of Officers and Directors.
     T. Article V of the Plan describes the manner of selection of directors and officers of the Reorganized Debtors. In addition, to the extent known and determined, the identities and affiliations of any and all persons proposed to serve as a director or officer were disclosed in the Plan Supplement, in compliance with applicable law. The selection of the initial directors and officers of the Reorganized Debtors was consistent with the interests of Holders of Claims and Interests and public policy. As a result thereof, the requirements of section 1123(a)(7) of the Bankruptcy Code have been satisfied.
(i)	Earnings from Personal Services (11 U.S.C. § 1123(a)(8)).
     U. Section 1123(a)(8) of the Bankruptcy Code applies only to individual debtors and is not applicable in these Chapter 11 Cases.
(i)	Section 1123(b)—Discretionary Contents of the Plan.
     V. The Plan contains various provisions that may be construed as discretionary but are not required for Confirmation under the Bankruptcy Code. As set forth below, such discretionary provisions comply with section 1123(b) of the Bankruptcy Code and are not inconsistent in any way with the applicable provisions of the Bankruptcy Code. As a result thereof, the requirements of section 1123(b) of the Bankruptcy Code have been satisfied.
(A)	Section 1123(b)(1)-(2)—Claims and Interests; Executory Contracts and Unexpired Leases.
     W. Pursuant to sections 1123(b)(1) and 1123(b)(2) of the Bankruptcy Code, respectively, Article III of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests, and Article VI of the Plan provides for the assumption or rejection of the Executory Contracts and Unexpired Leases of the Debtors not previously assumed or rejected pursuant to section 365 of the Bankruptcy Code and appropriate authorizing orders of the Bankruptcy Court; provided, however, that subject to the limitations set forth in the Plan, the Debtors shall be authorized to amend the Schedule of Rejected Executory Contracts and Unexpired Leases any time before the Effective Date, subject to the consent of the Requisite Consenting Lenders.
(A)	Section 1123(b)(3)—Release, Exculpation, Non-Debtor Release, Injunction and Preservation of Claims Provisions
     X. Releases by the Debtors. The releases and discharges of Claims and Causes of Action by the Debtors and Reorganized Debtors described in Article X.B of the Plan (the “Debtor Releases”) are a necessary and important aspect of the Plan. The Debtor Releases are based on sound business judgment and are reasonable and acceptable pursuant to the standards that courts in this district generally apply.
     Y. Exculpation. The Exculpation described in Article X.D of the Plan is appropriate under applicable law because it is part of a Plan proposed in good faith, was vital to the Plan formulation process and is appropriately limited in scope. The Exculpation, including its carve-out for fraud, gross negligence, willful misconduct or criminal misconduct, is consistent with established practice in this jurisdiction and others.
     Z. Non-Debtor Releases by Holders of Claims and Interests. The releases of Claims and Causes of Action by Holders of Claims and Interests described in Article X.C of the Plan (the “Non-Debtor Releases”) are an important aspect of the Plan. The Non-Debtor Releases are designed to provide finality for the Released Parties with respect to such parties’ respective obligations under the Plan. The Ballots clearly direct Holders of Claims in the Voting

Class to Article X of the Plan for further information about the Non-Debtor Releases. Thus, those Holders of Claims were given due and adequate notice that they would be consenting to the Non-Debtor Releases by voting to accept the Plan. The Non-Debtor Releases are appropriate, important to the success of the Plan and consistent with established practice in this jurisdiction and others.
     AA. Injunction. The injunction provisions set forth in Article X.F of the Plan are necessary to preserve and enforce the release, exculpation, non-debtor release and injunction provisions set forth in Article X of the Plan and are narrowly tailored to achieve that purpose.
     BB. Thus, each of the release, exculpation, non-debtor release and injunction provisions set forth in the Plan: (a) is within the jurisdiction of the Bankruptcy Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (b) is an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code; (c) is an integral element of the transactions incorporated into the Plan; (d) confers material benefits on, and is in the best interests of, the Debtors, their Estates and the Holders of Claims and Interests; (e) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors; and (f) is consistent with sections 105, 1123, 1129, and other applicable provisions of the Bankruptcy Code. The record of the Confirmation Hearing and the Chapter 11 Cases is sufficient to support the release, exculpation, non-debtor release and injunction provisions contained in Article X of the Plan.
     CC. Preservation of Rights of Action. Article V.U of the Plan appropriately provides for the preservation by the Debtors of the Causes of Action in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. The provisions regarding Causes of Action in the Plan are appropriate and are in the best interests of the Debtors, their Estates and Holders of Claims and Interests.

XIII.	Section 1129(a)(2)—Compliance of the Debtors and Others with the Applicable Provisions of the Bankruptcy Code
     DD. The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, including sections 1123, 1125, and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018 and 3019. As a result thereof, the requirements of section 1129(a)(2) of the Bankruptcy Code have been satisfied.The Debtors and their members (including ex officio members), officers, directors, principals, managers, employees, partners, attorneys, financial advisors, accountants, investment bankers, investment advisors, actuaries, professionals, consultants, agents, affiliates and representatives as of or after the Petition Date did not solicit the acceptance or rejection of the Plan by any Holders of Claims or Interests after the Petition Date and prior to the approval and transmission of the Disclosure Statement. Votes to accept or reject the Plan were solicited only after the Petition Date by the Debtors and certain of the Debtors’ agents after disclosure to Holders of Claims and Interests of adequate information as defined in section 1125(a) of the Bankruptcy Code.
     EE. The Debtors and their members (including ex officio members), officers, directors, principals, managers, employees, partners, attorneys, financial advisors, accountants, investment bankers, investment advisors, actuaries, professionals, consultants, agents, affiliates and representatives as of or after the Petition Date have solicited acceptance or rejection of the Plan in good faith and in compliance with the applicable provisions of the Disclosure Statement Order, the Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules and all other applicable rules, laws and regulations and have participated in good faith and in compliance with the applicable provisions of the Disclosure Statement Order, the Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules and all other applicable rules, laws and regulations in the issuance and distribution of the New Equity and the beneficial interests in the FCC Trust, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the release, exculpation, non-debtor release and injunction provisions set forth in Article X of the Plan.
     FF. The Debtors, the Prepetition Administrative Agent and the Prepetition Lenders, each in their capacity as such, the Consenting Lenders, in their capacity as such; the FCC Trustees, in their capacity as such, Oaktree and GE and all of the respective members (including ex officio members), officers, directors, principals, managers, employees, partners, attorneys, financial advisors, accountants, investment bankers, investment advisors, actuaries, professionals, consultants, agents, affiliates, management companies, fund advisors, managed accounts or funds and representatives of each of the foregoing Entities (in each case in his, her, or its capacity as such) as of or after the Petition Date have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance, and distribution of recoveries under the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
(i)	Section 1129(a)(3)—Proposal of Plan in Good Faith.
     GG. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself and the process leading to its formulation. The good faith of each of the Entities who negotiated the Plan is evident from the facts and records of the Chapter 11 Cases, the Disclosure Statement and the Disclosure Statement Hearing and the record of the Confirmation Hearing and other proceedings held in the Chapter 11 Cases. The Plan is the product of arm’s-length negotiations among the Debtors and the Consenting Lenders. The Plan itself, and the process leading to its formulation, provide independent evidence of the good faith of the Entities who negotiated the Plan, serve the public interest and assure fair treatment of Holders of Claims and Interests. The Debtors and the Consenting Lenders negotiated regarding the Plan with the legitimate and honest purposes of maximizing the value of the Debtors’ Estates for the benefit of all creditors and shareholders and of emerging from bankruptcy with a capital structure that will permit the Debtors to satisfy their obligations. Consistent with the overriding purpose of chapter 11 of the Bankruptcy Code, the Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize and emerge from bankruptcy with a capital structure that will allow them to satisfy their obligations while maintaining sufficient liquidity and capital resources.
     HH. Based on the record before the Bankruptcy Court in the Chapter 11 Cases: (a) the Debtors; (b) the Prepetition Administrative Agent and the Prepetition Lenders, each in their capacity as such; (c) the Consenting Lenders, in their capacity as such; (d) the FCC Trustees, in their capacity as such; (e) Oaktree and GE; and (f) all of the respective members (including ex officio members), officers, directors, principals, managers, employees, partners, attorneys, financial advisors, accountants, investment bankers, investment advisors, actuaries, professionals, consultants, agents, affiliates, management companies, fund advisors, managed accounts or funds and representatives of each of the foregoing Entities (in each case in his, her or its capacity as such) as of or after the Petition Date have acted in good faith and will continue to act in good faith if they proceed to: (i) consummate the Plan and the agreements, settlements, transactions and transfers contemplated thereby; and (ii) take the actions authorized and directed by the Confirmation Order.
(i)	Section 1129(a)(4)—Bankruptcy Court Approval of Certain Payments as Reasonable.
     II. The procedures set forth in the Plan for the Bankruptcy Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, satisfy the objectives of and are in compliance with section 1129(a)(4) of the Bankruptcy Code. As a result thereof, the requirements of section 1129(a)(4) of the Bankruptcy Code have been satisfied.
(i)	Section 1129(a)(5)—Disclosure of Identity of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy.
     JJ. The Debtors have provided to the extent known and determined, and will provide requisite disclosures regarding proposed directors and officers of the Reorganized Debtors following Confirmation, as and to the extent required by section 1129(a)(5) of the Bankruptcy Code. As a result thereof, the requirements of section 1129(a)(5) of the Bankruptcy Code have been satisfied.
(i)	Section 1129(a)(6)—Approval of Rate Changes.
     KK. The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission and no rate changes under the Plan will require governmental regulatory approval. As a result thereof, the requirements of section 1129(a)(6) of the Bankruptcy Code have been satisfied.

(i)	Section 1129(a)(7)—Best Interests of Holders of Claims and Interests.
     LL. The Liquidation Analysis included at Exhibit F of the Disclosure Statement and the other evidence related thereto that was proffered or adduced at or prior to the Confirmation Hearing: (a) are reasonable, persuasive and credible; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that, with respect to each Impaired Class, each Holder of an Allowed Claim or Interest in such Class has voted to accept the Plan or will receive under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.
(i)	Section 1129(a)(8)—Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Each Impaired Class.
     MM. Classes 1, 3 and 5 are each Classes of Unimpaired Claims or Interests and are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Class 2 is a Class of Impaired Claims that has voted to accept the Plan.
     NN. With respect to Classes 4 and 6, which are each Classes of Impaired Claims or Interests that are conclusively presumed to have rejected the Plan under section 1126(g) of the Bankruptcy Code, the Debtors sought Confirmation under section 1129(b) of the Bankruptcy Code rather than section 1129(a)(8) of the Bankruptcy Code.
(i)	Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.
     OO. Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims and Allowed Intercompany Claims are Unimpaired under Article II of the Plan. As a result thereof, the requirements of section 1129(a)(9) of the Bankruptcy Code with respect to such Classes have been satisfied.

(i)	Section 1129(a)(10)—Acceptance by At Least One Impaired Class.
     PP. As set forth in the Vote Certification, Class 2 has voted to accept the Plan. As such, at least one Class of Claims that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider. As a result thereof, the requirements of section 1129(a)(10) of the Bankruptcy Code have been satisfied.
(i)	Section 1129(a)(11)—Feasibility of the Plan.
     QQ. The evidence proffered or adduced at, or prior to, the Confirmation Hearing in connection with the feasibility of the Plan, including the Financial Projections included at Exhibit G of the Disclosure Statement, is reasonable, persuasive and credible.
(i)	Section 1129(a)(12)—Payment of Bankruptcy Fees.
     RR. The Plan provides that Reorganized Regent shall pay all fees payable under section 1930 of title 28, United States Code on and after the Effective Date until the entry of a final decree in each such Debtor’s Chapter 11 Case or until such Chapter 11 Case is converted or dismissed. As a result thereof, the requirements of section 1129(a)(12) of the Bankruptcy Code have been satisfied.
(i)	Section 1129(a)(13)—Retiree Benefits.
     SS. Section 1129(a)(13) of the Bankruptcy Code requires a plan to provide for retiree benefits at levels established pursuant to section 1114 of the Bankruptcy Code. Article V.T of the Plan provides that, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. As a result thereof, the requirements of section 1129(a)(13) of the Bankruptcy Code have been satisfied.

(i)	Sections 1129(a)(14), (15), and (16)— Domestic Support Obligations; Unsecured Claims Against Individual Debtors; Transfers by Nonprofit Organizations.
     TT. None of the Debtors have domestic support obligations, are individuals or are nonprofit organizations. Therefore, sections 1129(a)(14), (15), and (16) of the Bankruptcy Code do not apply to the Chapter 11 Cases.
(i)	Section 1129(b)—Confirmation of Plan Over Non-Acceptance of Impaired Class.
     UU. Despite the Debtors’ inability to satisfy section 1129(a)(8) of the Bankruptcy Code, the Plan may be confirmed because (a) Impaired Class 2 has voted to accept the Plan and (b) the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to Classes 4 and 6.
     VV. After entry of this Confirmation Order and upon the occurrence of the Effective Date, the Plan shall be binding upon the Holders of 510(b) Claims in Class 4 and Holders of Equity Interests in Class 6.
(i)	Section 1129(c)—Only One Plan.
     WW. Other than the Plan (including previous versions thereof), which Plan constitutes a separate chapter 11 plan for each of the 48 Debtors, no other plan has been filed in the Chapter 11 Cases. As a result thereof, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.
(i)	Section 1129(d)—Principal Purpose of the Plan Is Not Avoidance of Taxes.
     XX. No Governmental Unit has requested that the Bankruptcy Court refuse to confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act. As evidenced by its terms, the principal purpose of the Plan is not such avoidance. As a result thereof, the requirements of section 1129(d) of the Bankruptcy Code have been satisfied.

XIV. Satisfaction of Confirmation Requirements
     YY. Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.
XV. Disclosure: Agreements and Other Documents
     ZZ. The Debtors have disclosed all material facts regarding: (a) the adoption of the New By-Laws and the New Certificates of Incorporation, or similar constituent documents; (b) the selection of directors and officers for the Reorganized Debtors; (c) the New PIK Loan Agreement; (d) New Term Loan Agreement; (e) the Warrant Agreement; (f) the Stockholders Agreement and Registration Rights Agreement; (g) other distributions in accordance with the Plan; (h) the issuance and distribution of the New Equity and the beneficial interests in the FCC Trust; (i) the adoption, execution and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Reorganized Debtors; and (j) the adoption, execution and delivery of all contracts, leases, instruments, releases, indentures and other agreements related to any of the foregoing.
XVI. Transfers by the Debtors; Vesting of Assets
     AAA. All transfers of property of the Estates, including, but not limited to, the issuance and distribution of the New Equity and the beneficial interests in the FCC Trust, shall be free and clear of all Liens, charges, Claims, encumbrances and other interests, except as expressly provided in the Plan. Pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property in each Estate, all Causes of Action (except those released pursuant to the Releases by the Debtors) and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the New Term Loan). Such vesting does not constitute a voidable transfer under the Bankruptcy Code or applicable nonbankruptcy law.
XVII. Likelihood of Satisfaction of Conditions Precedent to the Effective Date
     BBB. Each of the conditions precedent to the Effective Date, as set forth in Article IX of the Plan, has been satisfied or waived in accordance with the provisions of the Plan.
XVIII. Implementation
     CCC. All documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents have been negotiated in good faith, at arm’s-length, and are in the best interests of the Debtors and the Reorganized Debtors and shall, upon completion of documentation and execution, be valid, binding and enforceable documents and agreements not in conflict with any federal or state law.
XIX. Warrant Agreement
     DDD. The Warrant Agreement is an essential element of the Plan, and entry into and consummation of the transactions contemplated by the Warrant Agreement is in the best interests of the Debtors, the Debtors’ Estates and Holders of Claims and Interests and is approved in all respects. The Debtors have exercised reasonable business judgment in determining to enter into the Warrant Agreement and have provided sufficient and adequate notice of the Warrant Agreement. The Debtors are authorized, without any further notice to or action, order or approval of the Bankruptcy Court, to execute and deliver all agreements, documents, instruments and certificates relating thereto and to perform their obligations thereunder. The terms and conditions of the Warrant Agreement have been negotiated in good faith, at arm’s-length, are fair and reasonable and are approved. The Warrant Agreement shall, upon execution, be valid, binding, and enforceable and shall not be in conflict with any federal or state law.
XX. Approval of the New Term Loan Agreement and New PIK Loan Agreement
     EEE. The New Term Loan Agreement and New PIK Loan Agreement are an essential element of the Plan and entry into and consummation of the transactions contemplated by the New Term Loan Agreement and New PIK Loan Agreement are in the best interests of the Debtors, the Debtors’ Estates and Holders of Claims and Interests and is approved in all respects. The Debtors have exercised reasonable business judgment in determining to enter into the New Term Loan Agreement and New PIK Loan Agreement and have provided sufficient and adequate notice of the New Term Loan Agreement and New PIK Loan Agreement. The Debtors are authorized, without any further notice to or action, order or approval of the Bankruptcy Court, to execute and deliver all agreements, documents, instruments and certificates relating thereto and to perform their obligations thereunder. The terms and conditions of the New Term Loan Agreement and New PIK Loan Agreement have been negotiated in good faith, at arm’s-length, are fair and reasonable and are approved. The New Term Loan Agreement and New PIK Loan Agreement shall, upon execution, be valid, binding and enforceable and shall not be in conflict with any federal or state law.
XXI. Approval of the FCC Trust Agreement
     FFF. The proposed terms and conditions of the FCC Trust Agreement are fair and reasonable and are approved. The FCC Trust Agreement is an essential element of the Plan and entry into and consummation of the transactions contemplated by the FCC Trust Agreement is in the best interests of the Debtors, the Debtors’ Estates and Holders of Claims and Interests and is approved in all respects. The Debtors have exercised reasonable business judgment in determining to enter into the FCC Trust Agreement and have provided sufficient and adequate notice of the FCC Trust Agreement. The Debtors are authorized, without any further notice to or action, order, or approval of the Bankruptcy Court, to execute and deliver all agreements, documents, instruments and certificates relating thereto and to perform their obligations thereunder. The terms and conditions of the FCC Trust Agreement have been negotiated in good faith, at arm’s length, are fair and reasonable, and are approved. The FCC Trust Agreement shall, upon execution, be valid, binding and enforceable and shall not be in conflict with any federal or state law.
XXII. Implementation of Other Necessary Documents and Agreements
     GGG. All other documents and agreements necessary to implement the Plan, including, without limitation, the Stockholders Agreement and the Registration Rights Agreement, which are incorporated into and are a part of the Plan as set forth in Article V of the Plan, and all other relevant and necessary documents and agreements are in the best interests of the Debtors, the Reorganized Debtors and Holders of Claims and Interests and have been negotiated in good faith and at arm’s-length. The Debtors have exercised reasonable business judgment in determining to enter into all such documents and agreements and have provided sufficient and adequate notice of such documents and agreements. The terms and conditions of such documents and agreements are fair and reasonable and are approved. The Debtors are authorized, without any further notice to or action, order, or approval of the Bankruptcy Court, to execute and deliver all agreements, documents, instruments and certificates relating thereto and perform their obligations thereunder. With respect to the Stockholders Agreement, entry of this Confirmation Order constitutes the approval of the form of the Stockholders Agreement included in the Plan Supplement (as such Stockholders Agreement may be amended from time to time in accordance with its terms), binding on all Holders of New Equity pursuant to the terms of the Plan, and each recipient of New Equity pursuant to the Plan shall be deemed to have agreed to all of the terms of the Stockholders Agreement (as such Stockholders Agreement may be amended from time to time in accordance with its terms) and to be parties thereto, whether or not such Persons actually sign the Stockholders Agreement.
XXIII. Executory Contracts and Unexpired Leases
     HHH. The Debtors have exercised reasonable business judgment in determining whether to assume or reject each of their Executory Contracts and Unexpired Leases as set forth in Article VI of the Plan, the Plan Supplement, the Confirmation Order or otherwise. Each assumption or rejection of an Executory Contract or Unexpired Lease in accordance with Article VI of the Plan, the Plan Supplement, the Confirmation Order or otherwise shall be legal, valid, and binding upon the applicable Debtor and upon the Reorganized Debtors if such Executory Contract or Unexpired Lease is assumed and all non-Debtor Entities party to such Executory Contract or Unexpired Lease, all to the same extent as if such assumption or rejection had been authorized and effectuated pursuant to a separate order of the Bankruptcy Court that was entered pursuant to section 365 of the Bankruptcy Code prior to Confirmation.
XXIV. Substantive Consolidation for Limited Purposes
     III. Article III of the Plan is premised upon substantively consolidating the Debtors with respect to the voting and treatment of all Claims and Equity Interests except for the Other Secured Claims in Class 1 as provided below. The Plan does not contemplate substantive consolidation of the Debtors with respect to the Class 1 Claims, which shall be deemed to apply separately with respect to the Plan proposed by each Debtor. Article III of the Plan further provides that the Plan serves as a request by the Debtors, in lieu of a separate motion to the Bankruptcy Court, that it grant substantive consolidation with respect to the voting and treatment of all Claims and Equity Interests other than Class 1 Claims and as follows: on the Effective Date, (a) all assets and liabilities of the Debtors will be merged or treated as though they were merged (except to the extent they secure any Allowed Other Secured Claim); (b) all guarantees of the Debtors of the obligations of any other Debtor and any joint or several liability of any of the Debtors shall be eliminated; and (c) each and every Claim or Interest (except for Other Secured Claims) against any Debtor shall be deemed Filed against the consolidated Debtors and all Claims (except for Other Secured Claims) Filed against more than one Debtor for the same liability shall be deemed one Claim against any obligation of the consolidated Debtors. In the Third Circuit, Debtors seeking substantive consolidation must show either “(i) prepetition they disregarded separateness so significantly their creditors relied on the breakdown of entity borders and treated them as one legal entity, or (ii) postpetition their assets and liabilities are so scrambled that separating them is prohibitive and hurts all creditors.” In re Owens Corning, 419 F.3d 195, 211 (3d Cir. 2005) (emphasis supplied). Based upon the record of these Chapter 11 Cases and the evidence proffered, adduced, and/or presented at the Confirmation Hearing, the Court finds that the facts of these Chapter 11 Cases necessitate substantive consolidation, and substantive consolidation is warranted as required by the aforementioned case law and applicable law. For the avoidance of doubt, the Debtors will not be substantively consolidated for any purpose other than as set forth in the Plan or this Confirmation Order. The Disclosure Statement expressly advised Holders of Claims and Interests the proposed limited consolidation and explained the impact and the status of the applicable case law. Moreover, notwithstanding the limited consolidation, after the Effective Date, each of the Reorganized Debtors will be deemed a separate and distinct legal entity, properly capitalized, with all the powers of a corporation, limited liability company, partnership or other entity, as applicable, pursuant to the applicable law in its state of incorporation or organization and pursuant to the Corporate Governance Documents. After the Effective Date, each of the Reorganized Debtors shall be vested with all of the assets of such Debtor as they existed prior to the Effective Date and having the liabilities and obligations provided for under the Plan. Accordingly, the limited substantive consolidation provided for in the Plan is consistent with the requirements of the Bankruptcy Code.
XXV. The Reorganized Debtors Will Not Be Insolvent Nor Left With Unreasonably Small Capital.
     JJJ. As of the occurrence of the Effective Date and after taking into account the transactions contemplated by the Plan: (a) the present fair saleable value of the property of the Reorganized Debtors will be not less than the amount that will be required to pay the probable liabilities on the Reorganized Debtors’ then-existing debts as they become absolute and matured, considering all financing alternatives and potential asset sales reasonably available to the Reorganized Debtors; and (b) the Reorganized Debtors’ capital will not be unreasonably small in relation to their business or any contemplated or undertaken transaction.
ORDER
     NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:
     1. Confirmation. The Plan and Plan Supplement (as such may be amended by the Confirmation Order or in accordance with the Plan, and which is hereby incorporated into and constitutes a part of the Plan) and each of the provisions thereof, as may be modified by this Confirmation Order, are confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code. The documents contained in the Plan Supplement, and any amendments, modifications and supplements thereto, and all documents and agreements related thereto (including all exhibits and attachments thereto and documents referred to in such papers), and the execution, delivery and performance thereof by the Reorganized Debtors, are authorized and approved as finalized, executed and delivered. Without any further notice to or action, order or approval of the Bankruptcy Court, the Debtors, the Reorganized Debtors and their successors are authorized and empowered to make all modifications to all documents included as part of the Plan Supplement that are consistent with the Plan. As set forth in the Plan, once finalized and executed, the documents comprising the Plan Supplement and all other documents contemplated by the Plan shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms and, to the extent applicable, shall create, as of the Effective Date, all Liens and other security interests purported to be created thereby.
     2. Objections. All objections and all reservations of rights pertaining to Confirmation of the Plan that have not been withdrawn, waived or settled are overruled on the merits.
     3. Binding Effect; Federal Rule of Civil Procedure 62(a). Immediately upon the entry of this Confirmation Order: (a) this Confirmation Order and the provisions of the Plan shall be binding upon (i) the Debtors, (ii) the Reorganized Debtors, (iii) all Holders of Claims against and Equity Interests in the Debtors, whether or not Impaired under the Plan and whether or not, if Impaired, such Holders accepted the Plan, (iv) each Person acquiring property under the Plan, (v) any other party-in-interest, (vi) any Person making an appearance in these Chapter 11 Cases, and (vii) each of the foregoing’s respective heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians; and (b) the Debtors are authorized to consummate the Plan immediately upon entry of this Confirmation Order in accordance with the terms of the Plan.

     4. Appointment of Board of Directors of Reorganized Regent. The board of directors of Reorganized Regent shall be appointed as provided in the Plan. Such appointment, upon entry of this Confirmation Order, shall be made, pursuant to section 303 of the General Corporation Law of the State of Delaware (the “DGCL”), with like effect as if made by unanimous action of the stockholders of Reorganized Regent in lieu of the annual meeting of stockholders. The directors appointed pursuant to the Plan shall hold office from and after the Effective Date, subject to the earlier resignation, death, disqualification or removal of such director, until the next annual meeting or until his or her successor shall have been elected and qualified in accordance with applicable law and the terms of the Corporate Governance Documents. Entry of this Confirmation Order shall be deemed to satisfy the requirements of section 211(c) of the DGCL.
     5. Effectuating Documents; Further Transactions; General Authorizations. The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of any Debtor or Reorganized Debtor or any officer thereof to take any and all actions necessary or appropriate to implement, effectuate, and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order pursuant to section 1142(b) of the Bankruptcy Code or otherwise. Entry of this Confirmation Order shall constitute a direction to and authorization for the Debtors and Reorganized Debtors to take or cause to be taken any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including, without limitation, the distribution of the securities to be issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors and in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors and as applicable or by any other Person (except for those expressly required pursuant to the Plan). In addition to the authority to execute and deliver, adopt, assign, or amend, as the case may be, the contracts, leases, instruments, releases, and other agreements specifically granted in this Confirmation Order and the Plan, the Debtors and the Reorganized Debtors are authorized, and empowered, without necessity of action of their respective stockholders or boards of directors, to take any and all actions as any of their executive officers may determine are necessary or appropriate to implement, effectuate, and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order.
     6. Findings of Fact and Conclusions of Law. The findings of fact and the conclusions of law stated in the Confirmation Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to the proceeding by Bankruptcy Rule 9014. To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and to the extent any conclusion of law shall be determined to be a finding of fact, it shall be so deemed.
     7. Incorporation by Reference. The terms of the Plan, the Plan Supplement and exhibits thereto are incorporated by reference into, and are an integral part of, the Confirmation Order. The terms of the Plan, the Plan Supplement, all exhibits thereto, and all other relevant and necessary documents, shall be effective and binding as of the Effective Date.
     8. Plan Classifications Controlling. The classification of Claims and Interests for purposes of distributions made under the Plan shall be governed solely by the terms of the Plan.

The classifications set forth on the Ballots tendered to or returned by the creditors in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes and (c) shall not be binding on the Debtors.
     9. Rejection Damages Claims. All proofs of Claim with respect to Claims arising from the rejection (if any) of Executory Contracts or Unexpired Leases must be Filed with the clerk of the Bankruptcy Court and served upon counsel for the Reorganized Debtors within thirty (30) days of the occurrence of the Effective Date. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 3 General Unsecured Claim. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed within the time required by this section will be forever barred from assertion against the Debtors, the Reorganized Debtors, the Estates or property of the Debtors or Reorganized Debtors.
     10. Cancellation of Liens, Claims and Equity Interests. Except as otherwise provided in the Plan or this Confirmation Order, or in any contract, instrument, release, or other agreement or document entered into or delivered in connection with the Plan (including, without limitation, the New PIK Loan Agreement and the New Term Loan Agreement), on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII of the Plan, all Liens, Claims, Equity Interests, mortgages, deeds of trust, or other security interests against the property of the Estates will be fully released, terminated, extinguished and discharged (except to the extent reinstated under the Plan), in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. Any Entity holding such Liens or interests shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such Entity and will, pursuant to section 1142 of the Bankruptcy Code, promptly take such actions as may be requested by the Reorganized Debtors to evidence the release of such Liens or interests, including the execution, delivery, and filing or recording of instruments of termination, release, satisfaction and/or assignment (in recordable form). To the extent any such release is not promptly delivered, filed, or otherwise effected by such Entities to the satisfaction of the Reorganized Debtors, the Reorganized Debtors shall be deemed authorized to execute, file, record, deliver, or otherwise cause such releases without further notice or order of this Court. All right, title, and interest of any Entity holding any Liens, Claims, Equity Interests, mortgages, deeds of trust, or other security interests against the property of the Estates, including any rights to any collateral thereunder (except for the Liens continued or granted pursuant to the New Term Loan Agreement), shall revert to the applicable Reorganized Debtors and their successors and assigns.
     11. Retained Assets. To the extent that the succession to assets of the Debtors by the Reorganized Debtors pursuant to the Plan are deemed to constitute “transfers” of property, such transfers of property to the Reorganized Debtors (a) are or shall be legal, valid, and effective transfers of property, (b) vest or shall vest the Reorganized Debtors with good title to such property, free and clear of all liens, charges, Claims, encumbrances, or Equity Interests, except as expressly provided in the Plan or this Confirmation Order (including, without limitation, as to the liens and security interests granted in connection with the New Term Loan Agreement), (c) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, and (d) do not and shall not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability.
     12. Automatic Stay. Unless otherwise provided in the Plan, all injunctions or stays provided for in the Chapter 11 Cases under Sections 105 and 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date, and at that time shall be dissolved and of no further force or effect, subject to the injunction set forth in Article X of the Plan and/or Sections 524 and 1141 of the Bankruptcy Code. Upon the Effective Date, the injunction provided in Article X of the Plan shall apply. Notwithstanding anything to the contrary in this paragraph, nothing herein shall bar the filing of financing documents (including Uniform Commercial Code financing statements, security agreements, leases, mortgages, trust agreements and bills of sale) or the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or by this Confirmation Order prior to the Effective Date.
     13. Change of Control Provisions. To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan (including, without limitation, any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Reorganized Debtors’ assumption of such Executory Contract or Unexpired Lease, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Each Executory Contract and Unexpired Lease assumed pursuant to Article VI of the Plan shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, any order of this Court authorizing and providing for its assumption, or applicable law. Any payment obligations under any assumed employment contracts and benefit plans that have been or purport to have been accelerated as a result of the commencement of the Chapter 11 Cases or the consummation of any transactions contemplated by the Plan shall be Reinstated and such acceleration shall be rescinded and deemed not to have occurred.
     14. Assumption of Director and Officer Insurance Policies. The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the D&O Insurance Policies pursuant to Section 365(a) of the Bankruptcy Code. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Insurance Policies. Notwithstanding anything to the contrary contained herein, confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Insurance Policies, and each such indemnity obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors hereunder. Notwithstanding anything to the contrary contained herein, confirmation of the Plan shall not impair or otherwise modify any rights of the Reorganized Debtors under the D&O Insurance Policies.
     15. Post-Petition Contracts. Subject to the Corporate Governance Documents, contracts, leases and other agreements entered into after the Petition Date by a Debtor, including, without limitation, any Executory Contracts or Unexpired Leases assumed by a Debtor, shall be performed by such Debtor or Reorganized Debtor in the ordinary course of its business, as applicable. Such contracts and leases (including any assumed Executory Contracts or Unexpired

Leases) shall survive and remain unaffected by entry of this Confirmation Order or the occurrence of the Effective Date.
     16. Management Equity Incentive Program. As soon as practical after the Effective Date, the New Board will adopt and implement the Management Equity Incentive Program without further notice to or order of the Bankruptcy Court, or the vote, consent, authorization or approval of any Entity or shareholder. Entry of this Confirmation Order shall be deemed to constitute approval of the Management Equity Incentive Program pursuant to section 303 of the DGCL.
     17. Plan Distributions. Subject to paragraph 51 below, on and after the Effective Date, distributions on account of Allowed Claims and the resolution and treatment of Disputed Claims or Equity Interests shall be effectuated pursuant to Article VII and Article VIII of the Plan.
     18. Operation as of the Effective Date. On and after the Effective Date, except as otherwise provided in the Plan or this Confirmation Order, and subject to compliance with the applicable provisions of the Communications Act of 1934, as amended, and the rules and published policies of the FCC promulgated pursuant thereto, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and settle and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules; provided, however, the Bankruptcy Court shall retain jurisdiction with respect to the FCC Trust, as set forth in the Plan.

     19. Discharge of Debtors. Pursuant to section 1141(d)(1) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a proof of Claim or Interest based upon such Claim, debt, right or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Except as otherwise provided in the Plan or this Confirmation Order, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. This Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.
     20. Filing and Recording. This Confirmation Order (a) is and shall be effective as a determination that, except as otherwise provided in the Plan or this Confirmation Order, or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan (including, without limitation, the New PIK Loan Agreement and the New Term Loan Agreement), on the Effective Date, all Claims existing prior to such date have been unconditionally released, discharged, and terminated and (b) is and shall be binding upon and shall govern the acts of all entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any document or instrument. Each and every federal, state, and local government agency is hereby directed to accept any and all documents and instruments necessary, useful, or appropriate (including Uniform Commercial Code financing statements) to effectuate, implement, and consummate the transactions contemplated by the Plan and this Confirmation Order without payment of any Stamp or Similar Tax or governmental assessment imposed by state or local law.
     21. Payment of Statutory Fees and Compliance with Reporting Requirements. All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid on or before the Effective Date, and shall continue to be paid on a quarterly basis until the Chapter 11 Cases are closed or converted and/or the entry of final decrees. The Reorganized Debtors shall file post-confirmation quarterly reports and any pre-confirmation monthly operating reports not filed as of the Confirmation Hearing in conformance with the U.S. Trustee Guidelines.
     22. Releases by the Debtors. As provided for in Article X.B of the Plan, to the extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b)

of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Plan Supplement, the Debtor Releases in the Plan are approved.
     23. Releases by Holders of Claims and Interests. As provided for in Article X.C of the Plan, the non-Debtor releases set forth in Article X.C of the Plan shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and this Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the Release set forth in the Plan.
     24. Exculpation. The exculpations set forth in Article X.D of the Plan are hereby approved and authorized.
     25. Injunction. From and after the Effective Date, and as contemplated in Article X.F of the Plan, except as otherwise expressly provided in the Plan, the Plan Supplement or related documents, or for obligations issued pursuant to the Plan, all Releasing Parties are permanently enjoined from commencing or continuing in any manner any Cause of Action released or to be released pursuant to the Plan or this Confirmation Order.
     26. Exemption from Certain Laws. Pursuant to section 1125(e) of the Bankruptcy Code, the Debtors are not liable, on account of their having solicited acceptance or rejection of the Plan and participated in the issuance and distribution of the New Equity and the beneficial interests in the FCC Trust, for violation of any applicable law, rule or regulation governing solicitation of votes on the Plan or the offer, issuance, sale or purchase of securities offered and sold under the Plan.

     27. Exemption from Securities Laws. Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance and distribution of any securities contemplated by the Plan and any and all agreements incorporated therein, including the New Equity, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of securities. To the extent that section 1145 of the Bankruptcy Code is not available, the New Equity and any New Common Stock to be issued pursuant to the Special Warrants will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on the private placement exemption under section 4(2) of the Securities Act or Regulation D promulgated thereunder. In addition, under section 1145 of the Bankruptcy Code, any securities contemplated by the Plan and any and all agreements incorporated therein, including the issuance of New Equity, will be freely tradable by the recipients thereof, subject to: (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (b) the restrictions on the transferability of such securities and instruments, including those restrictions set forth in Article V.F of the Plan and the Corporate Governance Documents; and (c) applicable regulatory approval, including the applicable required FCC Approval.
     28. Exemption from Taxation. Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (a) the issuance, distribution, transfer or exchange of any debt, equity security or other interest in the Debtors or the

Reorganized Debtors; (b) the creation, modification, consolidation or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment or recording of any lease or sublease; or (d) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, FCC filing or recording fee or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
     29. Effectiveness of All Actions. All actions authorized to be taken pursuant to the Plan shall be effective on, prior to or after the Effective Date pursuant to this Confirmation Order, without further application to, or order of the Court, or further action by the respective officers, directors, members or stockholders of the Debtors or Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such officers, directors, members or stockholders.
     30. Limited Substantive Consolidation Approved. The Debtors are granted substantive consolidation with respect to the voting and treatment of all Claims and Equity Interests other than Class 1 Claims as follows: on the Effective Date, (a) all assets and liabilities of the Debtors will be merged or treated as though they were merged (except to the extent they secure any Allowed Other Secured Claim); (b) all guarantees of the Debtors of the obligations of any other Debtor and any joint or several liability of any of the Debtors shall be eliminated; and (c) each and every Claim or Interest (except for Other Secured Claims) against any Debtor shall be deemed Filed against the consolidated Debtors and all Claims (except for Other Secured Claims) Filed against more than one Debtor for the same liability shall be deemed one Claim against any obligation of the consolidated Debtors. For the avoidance of doubt, the Debtors will not be substantively consolidated for any purpose other than as set forth in the Plan and this Confirmation Order.
     31. Approval of Consents and Authorization to Take Acts Necessary to Implement Plan. Pursuant to section 1142(b) of the Bankruptcy Code, section 303 of the Delaware General Corporation Law, and any comparable provision of the business corporation laws of any other state, the Reorganized Debtors and the officers and members of the boards of directors, boards of managers or similar governing bodies thereof, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan or the Corporate Governance Documents, and the obligations thereunder shall constitute legal, valid, binding and authorized obligations of each of the respective parties thereto, enforceable in accordance with their terms. On or immediately before the Effective Date, each Reorganized Debtor and Holdings, as applicable, to the extent requested to do so by the Requisite Consenting Lenders, shall amend and restate their respective New Certificates of Incorporation and New By-

Laws and other constituent documents as permitted by the laws of their respective states of incorporation and, in connection therewith, shall make all such required filings with the applicable Secretaries of State and/or other applicable authorities in their respective states of incorporation in accordance with the corporate laws of the respective states of incorporation.
     32. Regulatory Approval for Transfer of Licenses. Notwithstanding any other provision in the Plan or this Confirmation Order, no transfer of control and/or assignment of any rights and interests of the Debtors in any federal license issued by the FCC shall take place prior to the issuance of FCC regulatory approval for such transfer of control and/or assignment pursuant to the Communications Act of 1934, and the rules and regulations promulgated thereunder.
     33. Fiduciary Obligations Regarding Competing Offers. Notwithstanding any other provision in the Plan or this Confirmation Order, the Debtors are expressly authorized to comply with Section 6(C) of the Restructuring Support Agreement.
     34. Confirmation Order Supercedes. It is hereby ordered that this Confirmation Order shall supercede any Bankruptcy Court orders issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order.
     35. Notice of Entry of Confirmation Order. Pursuant to Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c), the Reorganized Debtors shall file and serve notice of entry of this Confirmation Order in substantially the form annexed hereto as Exhibit B (the “Notice of Confirmation”) on all Holders of Claims and Interests, the United States Trustee for the District of Delaware, and other parties in interest by causing the Notice of Confirmation to be delivered to such parties by first-class mail, postage prepaid, within 10 business days after entry of this Confirmation Order. The Notice of Confirmation shall also be published in USA Today and posted electronically at www.kccllc.net/regent. Such notice is adequate under the particular circumstances and no other or further notice is necessary. The form of Notice of Confirmation substantially in the form annexed hereto as Exhibit B is approved.
     36. Notice of Effective Date. Pursuant to Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c), the Reorganized Debtors shall file and serve notice of the Effective Date in substantially the form annexed hereto as Exhibit C (the “Notice of Effective Date”) on all Holders of Claims and Interests, the United States Trustee for the District of Delaware, and other parties in interest by causing the Notice of the Effective Date to be delivered to such parties by first-class mail, postage prepaid, within 10 business days after the Effective Date. The Notice of Effective Date shall also be published in USA Today and posted electronically at www.kccllc.net/regent. Such notice is adequate under the particular circumstances and no other or further notice is necessary. The form of Notice of Effective Date substantially in the form annexed hereto as Exhibit C is approved. The Notice of Effective Date shall also serve as the notice setting forth the Administrative Claim Bar Date.
     37. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and l127(b) of the Bankruptcy Code.
     38. Estimation Proceedings. Any and all rights of the Debtors and Reorganized Debtors under section 502(c) of the Bankruptcy Code are reserved.
     39. Other Rights. Any and all rights of the Debtors and Reorganized Debtors under section 502(e) of the Bankruptcy Code are reserved.
     40. Failure to Consummate Plan. If the Effective Date of the Plan does not occur, the Plan will be null and void in all respects and nothing contained in the Plan or the Disclosure Statement will: (a) constitute a waiver or release of any claims by or Claims against or Equity

Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (c) constitute an Allowance of any Claim or Equity Interest; or (d) constitute an admission, acknowledgement, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.
     41. Modification of Plan. Without need for further order or authorization of the Court, the Debtors or the Reorganized Debtors are authorized and empowered to make any and all modifications the Plan, to any and all documents included as part of the Plan Supplement, and any other documents that are necessary to effectuate the Plan, that do not materially modify the terms of such documents and are consistent with the Plan. Subject to the limitations and rights contained in the Plan, after the entry of this Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, after notice and hearing and entry of an order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. A Holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of such Claim or Equity Interest of such Holder.
     42. Recording. The Debtors and the Reorganized Debtors are hereby authorized to deliver a notice or short form of this Confirmation Order, with the Plan attached, to any state or local recording officer, and such officer must accept for filing such documents or instruments without charging any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, personal property transfer tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee or other similar tax or governmental assessment. Such notice (a) shall have the effect of an Order of this Court, (b) shall constitute sufficient notice of the entry of this Confirmation Order to such filing and recording officers and (c) shall be a reasonable instrument notwithstanding any contrary provision of non-bankruptcy law. The Bankruptcy Court specifically retains jurisdiction to enforce the foregoing direction, by contempt or otherwise.
     43. References to Plan Provisions. The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of this Court that the Plan (including all exhibits and schedules thereto) be and is confirmed in its entirety and incorporated herein by reference.
     44. Further Assurances. The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims and Equity Interests receiving distributions under the Plan and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or this Confirmation Order.
     45. Conflicts Between Confirmation Order and Plan. The provisions of the Plan and of this Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, however, that if there is determined to be any inconsistency between any Plan provision and any provision of this Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of this Confirmation Order shall govern and any such provision of this Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

     46. Final Order. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.
     47. Integration of Plan and Confirmation Order Provisions. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are integrated with each other and are nonseverable and mutually dependent.
     48. Effectiveness of Order. This Confirmation Order is and shall be deemed to be a separate order with respect to each Debtor for all purposes.
     49. Retention of Jurisdiction. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, and subject to applicable law, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation, jurisdiction over those matters set forth in Article XII of the Plan.
     50. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors’ receipt of written notice of any such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan or any amendments or modifications thereto.

     51. Modifications to the Plan and/or Resolution of Objections.
i.	Plan Distributions. On and after the Effective Date, distributions on account of Allowed Claims and the resolution and treatment of Disputed Claims or Equity Interests shall be effectuated pursuant to Article V, Article VII and Article VIII of the Plan; provided, however, that, with respect to distributions to Class 2 (First Lien Debt Claims), to the extent any Holder of Claims under Class 2 is initially allocated all Special Warrants in lieu of New Common Stock pursuant to Section V.E. of the Plan, such Holder will nonetheless receive one share of New Common Stock in lieu of one Special Warrant in the final allocation of such interests.

ii.	SoundExchange, Inc. (“SoundExchange”) holds an Allowed General Unsecured Claim in the amount of $31,982.72, which Claim shall be paid in full in Cash by the Debtors as soon as reasonably practicable after the Effective Date. All amounts due and owing to SoundExchange by the Debtors for periods subsequent to Petition Date constitute an Allowed Administrative Claim, which Claim shall be paid by the Debtors in the ordinary course of business and without the need for SoundExchange to file a motion or other pleading with the Bankruptcy Court requesting payment of such Claim. Nothing contained in the Plan or this Confirmation Order shall modify, release or waive the Debtors’obligations as set forth in sections 112 and 114 of the Copyright Act and the federal regulations related thereto, including, but not limited to, the timing and payment of royalty fees and the issuance of statement of accounts and reports of use.

Dated: April 9, 2010	KEVIN GROSS,
Wilmington, Delaware	UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A
The Plan

EXHIBIT B
Notice of Confirmation

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:		Chapter 11

REGENT COMMUNICATIONS, INC.,		Case No. 10-10632 (KG)
et al.,[1]
	Debtors.	Jointly Administered
NOTICE OF ENTRY OF ORDER CONFIRMING THE JOINT PLAN OF
REORGANIZATION OF REGENT COMMUNICATIONS, INC. AND ITS DEBTOR
AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
TO CREDITORS, EQUITY INTEREST HOLDERS AND OTHER PARTIES IN INTEREST:
     PLEASE TAKE NOTICE that on [                    ], 2010, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered the Order Confirming the First Amended Joint Plan of Reorganization of Regent Communications, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (the “Confirmation Order”). Among other things, the Confirmation Order confirmed the First Amended Joint Plan of Reorganization of Regent Communications, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, dated

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Regent Communications, Inc., a Delaware corporation (2857); B & G Broadcasting, Inc., a Delaware corporation (9111); Livingston County Broadcasters, Inc., an Illinois corporation (2024); Regent Broadcasting, LLC, a Delaware limited liability company (1632); Regent Broadcasting Management, LLC, a Delaware limited liability company (5451); Regent Broadcasting of Albany, Inc., a Delaware corporation (7566); Regent Broadcasting of Bloomington, Inc., a Delaware corporation (2658); Regent Broadcasting of Buffalo, Inc., a Delaware corporation (7815); Regent Broadcasting of Chico, Inc., a Delaware corporation (1263); Regent Broadcasting of Duluth, Inc., a Delaware corporation (9495); Regent Broadcasting of El Paso, Inc., a Delaware corporation (1469); Regent Broadcasting of Erie, Inc., a Delaware corporation (8859); Regent Broadcasting of Evansville/Owensboro, Inc., a Delaware corporation (9510); Regent Broadcasting of Flagstaff, Inc., a Delaware corporation (3259); Regent Broadcasting of Flint, Inc., a Delaware corporation (6474); Regent Broadcasting of Ft. Collins, Inc., a Delaware corporation (9503); Regent Broadcasting of Grand Rapids, Inc., a Delaware corporation (6790); Regent Broadcasting of Kingman, Inc., a Delaware corporation (3260); Regent Broadcasting of Lafayette, LLC, a Delaware limited liability company (5450); Regent Broadcasting of Lake Tahoe, Inc., a Delaware corporation (1261); Regent Broadcasting of Lancaster, Inc., a Delaware corporation (9505); Regent Broadcasting of Lexington, Inc., a Delaware corporation (0854); Regent Broadcasting of Mansfield, Inc., a Delaware corporation (6796); Regent Broadcasting Midwest, LLC, a Delaware limited liability company (5369); Regent Broadcasting of Palmdale, Inc., a Delaware corporation (5821); Regent Broadcasting of Peoria, Inc., a Delaware corporation (9348); Regent Broadcasting of Redding, Inc., a Delaware corporation (1262); Regent Broadcasting of San Diego, Inc., a Delaware corporation (3044); Regent Broadcasting of South Carolina, Inc., a Delaware corporation (3151); Regent Broadcasting of St. Cloud, Inc., a Delaware corporation (9265); Regent Broadcasting of St. Cloud II, Inc., a Minnesota corporation (6304); Regent Broadcasting of Utica/Rome, Inc., a Delaware corporation (1480); Regent Broadcasting of Watertown, Inc., a Delaware corporation (1476); Regent Broadcasting West Coast, LLC, a California limited liability company (8962); Regent Licensee of Chico, Inc., a Delaware corporation (1681); Regent Licensee of Erie, Inc., a Delaware corporation (8861); Regent Licensee of Flagstaff, Inc., a Delaware corporation (1677); Regent Licensee of Kingman, Inc., a Delaware corporation (9969); Regent Licensee of Lake Tahoe, Inc., a Delaware corporation (2685); Regent Licensee of Lexington, Inc., a Delaware corporation (5710); Regent Licensee of Mansfield, Inc., a Delaware corporation (8147); Regent Licensee of Palmdale, Inc., a Delaware corporation (1678); Regent Licensee of Redding, Inc., a Delaware corporation (1679); Regent Licensee of San Diego, Inc., a Delaware corporation (3036); Regent Licensee of South Carolina, Inc., a Delaware corporation (3136); Regent Licensee of St. Cloud, Inc., a Delaware corporation (9266); Regent Licensee of Utica/Rome, Inc., a Delaware corporation (1482); Regent Licensee of Watertown, Inc., a Delaware corporation (1477). The mailing address for Regent Communications Inc. is Regent Broadcasting Management, LLC, 100 E. RiverCenter Blvd., 9th Floor, Covington, KY 41011.

March 1, 2010 (as amended, supplemented, or modified from time to time, the “Plan”)2 as satisfying the requirements of the Bankruptcy Code, thereby authorizing Regent Communications, Inc. (“Regent”) and its debtor affiliates (collectively, the “Debtors”) to implement the Plan on the Effective Date.
     PLEASE TAKE FURTHER NOTICE that copies of the Confirmation Order may be obtained by written request to Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245, and may be examined by any party in interest during normal business hours at the Office of the Clerk of the Court, United States Bankruptcy Court, 824 Market Street, Wilmington, Delaware 19801. You may also obtain copies of the Confirmation Order or of any pleadings filed in these Chapter 11 Cases for a fee via PACER at: http://www.deb.uscouts.gov or free of charge at http://www.kccllc.net/regent.
     PLEASE TAKE FURTHER NOTICE that the Plan and its provisions are binding on the Debtors, the Reorganized Debtors, any Holder of a Claim or Interest, and such Holder’s respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under the Plan and whether or not such Holder or Entity voted to accept the Plan.
Dated: [                    ], 2010

Josef S. Athanas	Michael R. Nestor
Caroline A. Reckler	Kara H. Coyle
LATHAM & WATKINS LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP
233 South Wacker Drive	10000 West Street, 17th Floor
Suite 5800	919 North Market Street, Ste. 710
Chicago, Illinois 60606	Wilmington, DE 19801
(312) 876-7700	(302) 571-1253
Attorneys for the Debtors and Debtors-in-Possession

[2]	Unless otherwise defined in this notice, all capitalized terms used but otherwise not defined herein shall have the meanings set forth in the Plan or the Confirmation Order, as applicable.

2

EXHIBIT C
Notice of Effective Date

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:		Chapter 11

REGENT COMMUNICATIONS, INC.,		Case No. 10-10632 (KG)
et al.,[1]
	Debtors.	Jointly Administered
NOTICE OF: (A) EFFECTIVE DATE;
(B) ADMINISTRATIVE CLAIM BAR DATE; AND (C) DEADLINE
FOR PROFESSIONALS TO FILE FINAL FEE APPLICATIONS
TO CREDITORS, EQUITY INTEREST HOLDERS AND OTHER PARTIES IN INTEREST:
     PLEASE TAKE NOTICE that on [                    ], 2010, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered the Order Confirming the First Amended Joint Plan of Reorganization of Regent Communications, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (the “Confirmation Order”). Among other things, the Confirmation Order confirmed the First Amended Joint Plan of Reorganization of Regent Communications, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, dated

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Regent Communications, Inc., a Delaware corporation (2857); B & G Broadcasting, Inc., a Delaware corporation (9111); Livingston County Broadcasters, Inc., an Illinois corporation (2024); Regent Broadcasting, LLC, a Delaware limited liability company (1632); Regent Broadcasting Management, LLC, a Delaware limited liability company (5451); Regent Broadcasting of Albany, Inc., a Delaware corporation (7566); Regent Broadcasting of Bloomington, Inc., a Delaware corporation (2658); Regent Broadcasting of Buffalo, Inc., a Delaware corporation (7815); Regent Broadcasting of Chico, Inc., a Delaware corporation (1263); Regent Broadcasting of Duluth, Inc., a Delaware corporation (9495); Regent Broadcasting of El Paso, Inc., a Delaware corporation (1469); Regent Broadcasting of Erie, Inc., a Delaware corporation (8859); Regent Broadcasting of Evansville/Owensboro, Inc., a Delaware corporation (9510); Regent Broadcasting of Flagstaff, Inc., a Delaware corporation (3259); Regent Broadcasting of Flint, Inc., a Delaware corporation (6474); Regent Broadcasting of Ft. Collins, Inc., a Delaware corporation (9503); Regent Broadcasting of Grand Rapids, Inc., a Delaware corporation (6790); Regent Broadcasting of Kingman, Inc., a Delaware corporation (3260); Regent Broadcasting of Lafayette, LLC, a Delaware limited liability company (5450); Regent Broadcasting of Lake Tahoe, Inc., a Delaware corporation (1261); Regent Broadcasting of Lancaster, Inc., a Delaware corporation (9505); Regent Broadcasting of Lexington, Inc., a Delaware corporation (0854); Regent Broadcasting of Mansfield, Inc., a Delaware corporation (6796); Regent Broadcasting Midwest, LLC, a Delaware limited liability company (5369); Regent Broadcasting of Palmdale, Inc., a Delaware corporation (5821); Regent Broadcasting of Peoria, Inc., a Delaware corporation (9348); Regent Broadcasting of Redding, Inc., a Delaware corporation (1262); Regent Broadcasting of San Diego, Inc., a Delaware corporation (3044); Regent Broadcasting of South Carolina, Inc., a Delaware corporation (3151); Regent Broadcasting of St. Cloud, Inc., a Delaware corporation (9265); Regent Broadcasting of St. Cloud II, Inc., a Minnesota corporation (6304); Regent Broadcasting of Utica/Rome, Inc., a Delaware corporation (1480); Regent Broadcasting of Watertown, Inc., a Delaware corporation (1476); Regent Broadcasting West Coast, LLC, a California limited liability company (8962); Regent Licensee of Chico, Inc., a Delaware corporation (1681); Regent Licensee of Erie, Inc., a Delaware corporation (8861); Regent Licensee of Flagstaff, Inc., a Delaware corporation (1677); Regent Licensee of Kingman, Inc., a Delaware corporation (9969); Regent Licensee of Lake Tahoe, Inc., a Delaware corporation (2685); Regent Licensee of Lexington, Inc., a Delaware corporation (5710); Regent Licensee of Mansfield, Inc., a Delaware corporation (8147); Regent Licensee of Palmdale, Inc., a Delaware corporation (1678); Regent Licensee of Redding, Inc., a Delaware corporation (1679); Regent Licensee of San Diego, Inc., a Delaware corporation (3036); Regent Licensee of South Carolina, Inc., a Delaware corporation (3136); Regent Licensee of St. Cloud, Inc., a Delaware corporation (9266); Regent Licensee of Utica/Rome, Inc., a Delaware corporation (1482); Regent Licensee of Watertown, Inc., a Delaware corporation (1477). The mailing address for Regent Communications Inc. is Regent Broadcasting Management, LLC, 100 E. RiverCenter Blvd., 9th Floor, Covington, KY 41011.

March 1, 2010 (as amended, supplemented, or modified from time to time, the “Plan”)2 as satisfying the requirements of the Bankruptcy Code, thereby authorizing Regent Communications, Inc. (“Regent”) and its debtor affiliates (collectively, the “Debtors”) to implement the Plan on the Effective Date.
     PLEASE TAKE FURTHER NOTICE that on [                    ], 2010, the Effective Date under the Plan occurred.
     PLEASE TAKE FURTHER NOTICE that copies of the Confirmation Order may be obtained by written request to Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245, and may be examined by any party in interest during normal business hours at the Office of the Clerk of the Court, United States Bankruptcy Court, 824 Market Street, Wilmington, Delaware 19801. You may also obtain copies of the Confirmation Order or of any pleadings filed in these Chapter 11 Cases for a fee via PACER at: http://www.deb.uscouts.gov or free of charge at http://www.kccllc.net/regent.
     PLEASE TAKE FURTHER NOTICE that all final requests for payment of Fee Claims, including Fee Claims incurred during the period from the Petition Date through the Effective Date, must be filed with the Bankruptcy Court and served on the Reorganized Debtors no later than [                    ], 2010, which is the date that is 45 days after the Effective Date.
     PLEASE TAKE FURTHER NOTICE that the Plan and its provisions are binding on the Debtors, the Reorganized Debtors, any Holder of a Claim or Interest, and such Holder’s respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under the Plan and whether or not such Holder or Entity voted to accept the Plan.
Dated: [                    ], 2010

Josef S. Athanas	Michael R. Nestor
Caroline A. Reckler	Kara H. Coyle
LATHAM & WATKINS LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP
233 South Wacker Drive	10000 West Street, 17th Floor
Suite 5800	919 North Market Street, Ste. 710
Chicago, Illinois 60606	Wilmington, DE 19801
(312) 876-7700	(302) 571-1253
Attorneys for the Debtors and Debtors-in-Possession

[2]	Unless otherwise defined in this notice, all capitalized terms used but otherwise not defined herein shall have the meanings set forth in the Plan or the Confirmation Order, as applicable.

2